Exhibit 99.1

NeuroMetrix, Inc Reports Second Quarter 2005 Results; Total Revenues of $8.1 Million

WALTHAM, Mass.— (BUSINESS WIRE) — July 28, 2005—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to diagnose neuropathies, or diseases of the nerves, announced today the financial results for the three month and six month periods ended June 30, 2005.

Total revenues for the three months ended June 30, 2005, the Company’s second quarter, were $8.1 million, compared with $4.3 million for the second quarter of 2004, representing an increase of 88%. Total revenues for the six months ended June 30, 2005 were $14.9 million, compared with $7.3 million for the same period in 2004, representing an increase of 103%. During the three month periods ended June 30, 2005 and June 30, 2004, 88% and 87% of revenues, respectively, were derived from biosensor sales and 12% and 13% of revenues, respectively, were derived from diagnostic device sales. During the six month periods ended June 30, 2005 and June 30, 2004, 88% of revenues were derived from biosensor sales in each period and 12% of revenues were derived from diagnostic device sales in each period.

The gross margin percentage for the second quarter of 2005 was 74.1% of revenues compared with 72.8% of revenues for the second quarter of 2004. In the second quarter of 2005, the gross margin percentage for biosensors was 74.2% of revenues compared with 73.8% in the second quarter of 2004. The gross margin percentage for diagnostic devices was 73.0% of revenues for the second quarter of 2005, compared with 65.8% of revenues in the second quarter of 2004.

The gross margin percentage for the six months ended June 30, 2005 was 73.7% of revenues compared with 72.7% of revenues for the six months ended June 30, 2004. For the six months ended June 30, 2005, the gross margin percentage for biosensors was 73.8% of revenues compared with 74.0% for the same period in 2004. The gross margin percentage for diagnostic devices was 73.0% of revenues for the six months ended June 30, 2005, compared with 63.7% for the same period in 2004.

The operating loss for the second quarter of 2005 was $(224,600), compared to an operating loss of $(1,164,200) in the same period of 2004. The net loss for the second quarter of 2005 was $(40,100) compared with a net loss of $(1,295,900) in the second quarter of 2004. The operating loss for the six months ended June 30, 2005 was $(995,500) compared with an operating loss of $(1,800,700) for the same period in 2004. The net loss for the six months ended June 30, 2005 was $(636,500) compared with a net loss of $(2,075,900) for the six months ended June 30, 2004.

Basic and diluted earnings (loss) per share was $0.00 and $(0.05) for the three month and six month periods ended June 30, 2005, respectively. The basic and diluted loss per share for the three and six month periods ended June 30, 2004 were $(1.85) and $(10.59) which included charges relating to the Company’s preferred stock of $661,000 for the three months ended June 30, 2004 and $9.0 million for the six months ended June 30, 2004. All outstanding shares of preferred stock were converted to common stock in connection with the Company’s initial public offering in July 2004.

Cash and cash equivalents, short-term investments and long-term investments totaled $29.6 million as of June 30, 2005, compared with $30.0 million as of December 31, 2004.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “During the second quarter of 2005, we continued to experience strong demand for the NC-stat System. Our financial performance was particularly driven by the primary care physician market, where we experienced 230% growth in biosensor usage on a year-over-year basis. We also expanded our overall active customer count to 2,696. A total of 173,100 biosensors were utilized by our physician customers during the second quarter of 2005, an increase of 112% over the 81,500 biosensors utilized in the second quarter of 2004.” Dr. Gozani further commented: “Our direct sales force, which has doubled in size in the past twelve months, to approximately 30 regional sales managers, has been effectively integrated and we are now evaluating our sales force expansion plans for the balance of 2005. We also launched our physician education partnership with Eli Lilly & Co. in the second quarter.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 2:00 p.m. Eastern time on July 28, 2005 to discuss the Company’s financial results for the three month and six month periods ending June 30, 2005. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company.

The conference call may be accessed in the United States by dialing 1-800-435-1261 and using the confirmation code 87953267. Internationally, the conference call may be accessed by dialing 1-617-614-4076, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab.

A replay of the webcast will be available starting two hours after the call by dialing 1-888-286-8010, domestically and 1-617-801-6888, internationally. The confirmation code to access the replay is 69085506.

About NeuroMetrix NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. These clinical indications affect millions of patients in the United States. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in nearly 2,700 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; dependence upon computer and communication infrastructure utilized by the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

NeuroMetrix, Inc

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Revenues:
Diagnostic device	$960,513	$553,810	$1,772,913	$887,917
Biosensor	7,106,993	3,742,205	13,084,357	6,438,365
Total revenues	8,067,506	4,296,015	14,857,270	7,326,282

Cost of revenues	2,090,064	1,170,423	3,907,789	1,997,630
Gross margin	5,977,442	3,125,592	10,949,481	5,328,652

Operating expenses:
Research and development (1)	1,029,070	841,462	1,933,274	1,491,879
Sales and marketing (1)	3,494,499	2,261,939	6,739,150	3,596,549
General and administrative (1)	1,678,480	1,186,412	3,272,520	2,040,952
Total operating expenses	6,202,049	4,289,813	11,944,944	7,129,380

Loss from operations	(224,607)	(1,164,221)	(995,463)	(1,800,728)

Interest income	184,667	13,613	361,047	18,537
Interest expense	(204)	(145,319)	(2,042)	(293,730)

Net loss	(40,144)	(1,295,927)	(636,458)	(2,075,921)

Accretion of redeemable convertible preferred stock	—	(661,005)	—	(1,195,427)

Deemed dividend on redeemable convertible preferred stock	—	—	—	(787,885)

Beneficial conversion feature associated with redeemable convertible preferred stock	—	—	—	(7,050,771)

Net loss attributable to common stockholders	(40,144)	(1,956,932)	(636,458)	(11,110,004)

Net loss per common share (basic and diluted)	$(0.00)	$(1.85)	$(0.05)	$(10.59)

Weighted average shares used to compute basic and diluted net loss per common share	12,085,448	1,055,993	12,064,393	1,049,492

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$19,162	$190,504	$39,042	$206,265
Sales and marketing	33,501	253,674	69,770	271,081
General and administrative	19,253	321,481	39,079	332,933
Total non-cash stock based compensation	$71,916	$765,659	$147,891	$810,279

NeuroMetrix, Inc.

Condensed Balance Sheets

Unaudited

	June 30,	December 31,
	2005	2004

Assets
Current assets:

Cash and cash equivalents	$2,768,020	$1,936,241
Short-term investments	23,986,984	18,574,593
Accounts receivable, net	3,723,965	3,126,565
Inventory	2,018,127	1,284,261
Prepaid expenses and other current assets	658,741	672,970
Current portion of deferred costs	172,702	140,719
Total current assets	33,328,539	25,735,349

Restricted cash	1,897,200	1,897,200
Long-term investments	2,834,706	9,497,158
Fixed assets, net	793,516	679,359
Deferred costs	181,682	143,462
Total assets	$39,035,643	$37,952,528

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,493,983	$899,291
Accrued expenses	2,427,066	1,936,626
Current portion of deferred revenue	546,150	399,468
Total current liabilities	4,467,199	3,235,385

Deferred revenue	640,145	471,734
Other long-term liabilities	160,000	189,091
Total liabilities	5,267,344	3,896,210

Stockholders’ equity:
Common stock	1,217	1,203
Additional paid-in capital	92,478,913	92,278,379
Deferred compensation	(597,195)	(745,086)
Accumulated deficit	(58,114,636)	(57,478,178)

Total stockholders’ equity	33,768,299	34,056,318

Total liabilities and stockholders’ equity	$39,035,643	$37,952,528